UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 13G

(Amendment No. _1_)*

UNDER THE SECURITIES EXCHANGE ACT OF 1934

IDM PHARMA, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

449394105

(CUSIP Number)

February 20, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☒

Rule 13d-1(c)

☐

Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  449394105

 Page 2 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Alta Partners

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            California

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,624,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,624,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,624,737                                 Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.0%                                         Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            IA

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,624,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 3 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Alta BioPharma Partners,  L.P.

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            Delaware

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,624,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,624,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,624,737                        Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.0%                                Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            PN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,624,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 4 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Alta BioPharma Management, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            Delaware

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,624,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,624,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,624,737                        Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.0%                                Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            CO

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,624,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 5 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Alta/Chase BioPharma Management, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            Delaware

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,624,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,624,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,624,737                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.0%                                           Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            CO

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,624,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 6 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            IDM Chase Partners (Alta Bio), LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            Delaware

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,624,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,624,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,624,737                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.0%                                            Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            CO

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,624,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 7 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Alta Embarcadero BioPharma Partners, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            California

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,624,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,624,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,624,737                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.0%                                            Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            CO

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,624,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 8 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Alta Partners III

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            California

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,624,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,624,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,624,737                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.0%                                           Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            IA

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,624,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 9 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Alta BioPharma Partners III, LP

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            Delaware

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,624,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,624,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,624,737                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.0%                                            Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            PN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,624,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 10 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Alta BioPharma Partners III GmbH & Co. Beteiligungs KG

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            Germany

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,624,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,624,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,624,737                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.0%                                           Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            CO

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,624,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 11 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Alta Embarcadero BioPharma Partners III, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            California

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,624,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,624,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,624,737                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.0%                                           Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            CO

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,624,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 12 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Alta BioPharma Management III, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            Delaware

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,624,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,624,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,624,737                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.0%                                             Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            CO

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,624,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 13 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Jean Deleage

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,649,737

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

 -0-

(8)

Shared Dispositive Power    1,649,737

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,649,737                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            9.1%                                            Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,649,737 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC, and stock options to purchase 25,000 shares of Common stock beneficially owned by Jean Deleage.

CUSIP No.  449394105

 Page 14 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Garrett Gruener

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

795,101

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power    795,101

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            795,101                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            4.4%                                         Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 795,101 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC,  17,206 shares of Common Stock and warrants to purchase 1,421 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC.

CUSIP No.  449394105

 Page 15 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Daniel Janney

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

776,474

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

 -0-

(8)

Shared Dispositive Power    776,474

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            776,474                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            4.3%                                          Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 776,474 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P. and  260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC.

CUSIP No.  449394105

 Page 16 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Alix Marduel

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,606,110

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power   1,606,110

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,606,110                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            8.9%                                           Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,606,110 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., 260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC, 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 17 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Guy Nohra

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

776,474

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power   776,474

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            776,474                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            4.3%                                        Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 776,474 shares includes the 456,506 shares of Common Stock and warrants to purchase 37,719 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P. and  260,708 shares of Common Stock and warrants to purchase 21,541 shares of Common stock beneficially owned by IDM Chase Partners (AltaBio), LLC.

CUSIP No.  449394105

 Page 18 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Farah Champsi

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

829,636

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power   829,636

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            829,636                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            4.6%                                         Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 829,636 shares includes the 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 19 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Edward Hurwitz

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

829,636

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power   829,636

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            829,636                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            4.6%                                         Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 829,636 shares includes the 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  449394105

 Page 20 of 29 Pages

_________________________________________________________________________________________

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Edward Penhoet

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

_________________________________________________________________________________________

  (3)

SEC Use Only

_________________________________________________________________________________________

  (4)

Citizenship or Place of Organization

            United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

829,636

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power   829,636

Please see Attachment A & Footnote 1

_________________________________________________________________________________________

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            829,636                                    Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

_________________________________________________________________________________________

  (11)

Percent Of Class Represented By Amount In Row (11)

            4.6%                                         Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

            IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 829,636 shares includes the 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 43,567 shares of Common Stock and warrants to purchase 7,465 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 15,987 shares of Common Stock and warrants to purchase 2,739 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

Item 1.

(a)

Name of Issuer: IDM Pharma, Inc. (“Issuer”)

(b)

Address of Issuer’s Principal Executive Offices:

9 Parker, Suite 100

Irvine, CA 92618

Item 2.

(a)

Name of Person Filing:

Alta Partners (“AP”)

Alta BioPharma Partners, L.P. (“ABP”)

Alta BioPharma Management, LLC (“ABPM”)

Alta/Chase BioPharma Management, LLC (“ACBPM”)

IDM Chase Partners (Alta Bio), LLC (“IDM”)

Alta Embarcadero BioPharma Partners, LLC (“AEBP”)

Alta Partner III (“APIII”)

Alta BioPharma Partners III, L.P. (“ABPIII”)

Alta BioPharma Management III, LLC (“ABMIII”)

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG (“ABPIIIKG”)

Alta Embarcadero BioPharma Partners III, LLC (“AEBPIII”)

Jean Deleage (“JD”)

Garrett Gruener (“GG”)

Daniel Janney (“DJ”)

Alix Marduel (“AM”)

Guy Nohra (“GN”)

Farah Champsi (“FC”)

Edward Hurwitz (“EH”)

Edward Penhoet (“EP”)

 (b)

Address of Principal Business Office:

One Embarcadero Center, 37th Floor

San Francisco, CA  94111

 (c)

Citizenship/Place of Organization:

Entities:

AP

-

California

ABP

-

Delaware

ABPM

Delaware

ACBPM

Delaware

IDM

Delaware

AEBP

California

APIII

California

ABPIII

Delaware

ABMIII

Delaware

ABPIIIKG

Germany

AEBPIII

California

Individuals:

JD

United States

GG

United States

DJ

United States

AM

United States

GN

United States

FC

United States

EH

United States

EP

United States

(d)

Title of Class of Securities:

Common Stock

(e)

CUSIP Number:   449394105

Item 3.

Not applicable.

Item 4

Ownership.

Please see Attachment A

		AP	ABP	ABPM	ACBPM	AEBP	ICP	APIII
(a)	Beneficial Ownership	1,624,737	1,624,737	1,624,737	1,624,737	1,624,737	1,624,737	1,624,737
(b)	Percentage of Class	9.0%	9.0%	9.0%	9.0%	9.0%	9.0%	9.0%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	1,624,737	1,624,737	1,624,737	1,624,737	1,624,737	1,624,737	1,624,737
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	1,624,737	1,624,737	1,624,737	1,624,737	1,624,737	1,624,737	1,624,737

		ABPIII	ABMIII	ABPIIIKG	AEBPIII	JD	GG	DJ
(a)	Beneficial Ownership	1,624,737	1,624,737	1,624,737	1,624,737	1,649,737	795,101	776,474
(b)	Percentage of Class	9.0%	9.0%	9.0%	9.0%	9.1%	4.4%	4.3%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	1,624,737	1,624,737	1,624,737	1,624,737	1,649,737	795,101	776,474
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	1,624,737	1,624,737	1,624,737	1,624,737	1,649,737	795,101	776,474

		AM	GN	FC	EH	EP
(a)	Beneficial Ownership	1,606,110	776,474	829,636	829,636	829,636
(b)	Percentage of Class	8.9%	4.3%	4.6%	4.6%	4.6%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	1,606,110	776,474	829,636	829,636	829,636
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	1,606,110	776,474	829,636	829,636	829,636

Item 5.

Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.

Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.

Notice of Dissolution of Group

Not applicable.

Item 10.

Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:

Joint Filing Statement

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:

March 2, 2007

ALTA PARTNERS

ALTA BIOPHARMA PARTNERS, L.P.

By:  Alta BioPharma Management, LLC

By:       /s/ Jean Deleage

By:      /s/ Alix Marduel

Jean Deleage, President

Alix Marduel, Managing Director

IDM Chase Partners (Alta Bio), LLC

Alta/Chase BioPharma Management, LLC

By: Alta/Chase BioPharma Management, LLC

By:     /s/ Alix Marduel

By:      /s/ Alix Marduel

Alix Marduel, Member

Alix Marduel, Managing Member

ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC

ALTA BIOPHARMA MANAGEMENT, LLC

By:       /s/ Jean Deleage

By:      /s/ Alix Marduel

Jean Deleage, Member

Alix Marduel, Managing Director

          /s/ Jean Deleage

         /s/ Guy Nohra

Jean Deleage

Guy Nohra

         /s/ Garrett Gruener

         /s/ Daniel Janney

Garrett Gruener

Daniel Janney

         /s/ Alix Marduel

Alix Marduel

ALTA  PARTNERS III, INC.

By:      /s/ Jean Deleage

Jean Deleage, President

ALTA BIOPHARMA PARTNERS III, L.P.

ALTA BIOPHARMA MANAGEMENT III, LLC

By: Alta BioPharma Management III, LLC

By:     /s/ Alix Marduel

By:      /s/ Alix Marduel

Alix Marduel, Director

Alix Marduel, Director

ALTA EMBARCADERO BIOPHARMA PARTNERS III, LLC

ALTA BIOPHARMA PARTNERS III GMBH &CO. BETEILIGUNGS KG

By: Alta BioPharma Management III, LLC

By:      /s/ Alix Marduel

            /s/ Alix Marduel

Alix Marduel, Manager

Alix Marduel, Director

          /s/ Jean Deleage

            /s/ Farah Champsi

Jean Deleage

Farah Champsi

         /s/ Alix Marduel

            /s/ Edward Hurwitz

Alix Marduel

Edward Hurwitz

         /s/ Edward Penhoet

Edward Penhoet

EXHIBIT A

AGREEMENT OF JOINT FILING

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

Date:

March 2, 2007

ALTA PARTNERS

ALTA BIOPHARMA PARTNERS, L.P.

By:  Alta BioPharma Management, LLC

By:       /s/ Jean Deleage

By:      /s/ Alix Marduel

Jean Deleage, President

Alix Marduel, Managing Director

IDM Chase Partners (Alta Bio), LLC

Alta/Chase BioPharma Management, LLC

By: Alta/Chase BioPharma Management, LLC

By:      /s/ Alix Marduel

By:      /s/ Alix Marduel

Alix Marduel, Member

Alix Marduel, Managing Member

ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC

ALTA BIOPHARMA MANAGEMENT, LLC

By:       /s/ Jean Deleage

By:      /s/ Alix Marduel

Jean Deleage, Member

Alix Marduel, Managing Director

          /s/ Jean Deleage

         /s/ Guy Nohra

Jean Deleage

Guy Nohra

         /s/ Garrett Gruener

         /s/ Daniel Janney

Garrett Gruener

Daniel Janney

         /s/ Alix Marduel

Alix Marduel

ALTA  PARTNERS III, INC.

By:       /s/ Jean Deleage

Jean Deleage, President

ALTA BIOPHARMA PARTNERS III, L.P.

ALTA BIOPHARMA MANAGEMENT III, LLC

By: Alta BioPharma Management III, LLC

By:      /s/ Alix Marduel

By:       /s/ Alix Marduel

Alix Marduel, Director

Alix Marduel, Director

ALTA EMBARCADERO BIOPHARMA PARTNERS III, LLC

ALTA BIOPHARMA PARTNERS III GMBH &CO. BETEILIGUNGS KG

By: Alta BioPharma Management III, LLC

By:      /s/ Alix Marduel

            /s/ Alix Marduel

Alix Marduel, Manager

Alix Marduel, Director

          /s/ Jean Deleage

            /s/ Farah Champsi

Jean Deleage

Farah Champsi

         /s/ Alix Marduel

            /s/ Edward Hurwitz

Alix Marduel

Edward Hurwitz

         /s/ Edward Penhoet

Edward Penhoet

ATTACHMENT A

IDM Pharma, Inc.

Alta Partners provides investment advisory services to several venture capital funds including, Alta BioPharma Partners L.P., IDM Chase Partners (Alta Bio), LLC, and Alta Embarcadero BioPharma Partners, LLC. As of December 31, 2006, Alta BioPharma Partners L.P. beneficially owns 236,380 shares of Common Stock. IDM Chase Partners (Alta Bio), LLC beneficially owns 134,995 shares of Common Stock. Alta Embarcadero BioPharma Partners, LLC beneficially owns 8,909 shares of Common Stock.

On February 20, 2007, the funds affiliated with Alta Partners purchased 354,136 shares of Common Stock in conjunction with the Private Placement of Common Stock and Warrants issued by the Company. Alta BioPharma Partners L.P. purchased 220,126 shares of Common Stock and Warrants to purchase 37,719 shares of Common Stock, resulting in beneficially ownership of 456,506 shares of Common Stock and Warrants to purchase 37,719 shares of Common Stock. IDM Chase Partners (Alta Bio), LLC purchased 125,713 shares of Common Stock and Warrants to purchase 21,541 shares of Common Stock resulting in beneficially ownership of 260,708 shares of Common Stock and Warrants to purchase 21,541 shares of Common Stock. Alta Embarcadero BioPharma Partners, LLC purchased 8,297 shares of Common Stock and Warrants to purchase 1,421 shares of Common Stock resulting in beneficially ownership of 17,206 shares and warrants to purchase 1,421 shares of Common.  The respective general partner, managing directors, managing member and members of Alta BioPharma Partners, L.P., IDM Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain principals of Alta Partners are managing directors of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), members of Alta Embarcadero BioPharma Partners, LLC and members of Alta/Chase BioPharma Management, LLC (which is the managing member of IDM Chase Partners (Alta Bio), LLC). As managing directors and members of such entities, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Alta Partners III, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners III, L.P., Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and Alta Embarcadero BioPharma Partners III, LLC. As of December 31, 2006, the funds affiliated with Alta Partners III, Inc. did not own any shares in IDM Pharma, Inc.

On February 20, 2007, Alta BioPharma Partners III, L.P. purchased 648,718 shares of Common Stock and Warrants to purchase 111,160 shares of Common Stock, Alta BioPharma Partners III GmbH & Co. Beteiligungs KG purchased 43,567 shares of Common Stock and Warrants to purchase 7,465 shares of Common Stock and Alta Embarcadero BioPharma Partners III, LLC purchased 15,987 shares of Common stock and Warrants to purchase 2,739 shares of Common Stock in conjunction with the Private Placement of Common Stock and Warrants issued by the Company. The general partner of Alta BioPharma Partners III, L.P., the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the managers of Alta Embarcadero BioPharma Partners III, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners III, Inc. are directors of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and managers of Alta Embarcadero BioPharma Partners III, LLC. As directors and managers of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by the funds. The principals of Alta Partners III, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

ATTACHMENT A (Continued)

Jean Deleage is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), a member of Alta/Chase BioPharma Management LLC (which is the managing member of IDM Chase Partners (Alta Bio), LLC), and a member of Alta Embarcadero BioPharma Partners, LLC. As a member and managing director, he may be deemed to share voting and investment powers for the shares held by the foregoing funds. He disclaims beneficial ownership of all such shares held by all of the foregoing funds, except to the extent of his proportionate pecuniary interest therein. Mr. Deleage holds stock options for 25,000 shares of Common Stock: of which stock options for 2,857 shares of Common Stock were granted on 8/16/2005, stock options for 17,143 shares of Common Stock were granted on 9/16/2005, and stock options for 5,000 shares of Common Stock were granted on 6/14/2006. The vesting schedules are 1/48th per month.

Alta Partners and Alta Partners III, Inc. are venture capital firms, which share an office in San Francisco, California. Alta Partners is a California Corporation. Alta Partners III, Inc. is a California Corporation. Alta BioPharma Partners, L.P. is a Delaware Limited Partnership, IDM Chase Partners (Alta Bio), LLC is a Delaware Limited Liability Company and Alta Embarcadero BioPharma Partners, LLC is a California Limited Liability Company. Alta BioPharma Partners III, L.P. is a Delaware Limited Partnership. Alta BioPharma Management III, LLC is a Delaware Limited Liability Company. Alta BioPharma Partners III GmbH & Co. Beteiligungs KG is a German Limited Partnership.  Alta Embarcadero BioPharma Partners III, LLC is a California Limited Liability Company.